EXHIBIT 19: INSIDER TRADING POLICY

Insider Trading Policy

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their Board of Directors and Section 16 Filers are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important to understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The U.S. Securities and Exchange Commission (“SEC”), FINRA, and NASDAQ investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys’ Office, pursues insider trading violations vigorously. Cases have been successfully prosecuted against insider trading by employees through foreign accounts and by family members and friends, and for transactions involving only a small number of shares.

This Policy applies to all directors, officers, employees (collectively “Personnel”) of Pathfinder Bancorp, Inc. and its consolidated subsidiaries (collectively the “Company”).

Definitions

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:

•
earnings or losses;
•
financial forecasts, especially projections of future earnings or losses;
•
news of a pending or proposed merger, acquisition, or tender offer;
•
news of a significant purchase or sale of assets;
•
changes in dividend policy or the declaration of a stock split or the offering of additional securities;
•
decisions to repurchase securities;
•
changes in management;
•
significant changes in operations;
•
cybersecurity events or data breaches;
•
increases or decreases in non-performing assets;
•
significant increases or decreases in loan originations;
•
information regarding the ability of a borrower to repay a significant loan;
•
extraordinary borrowing or investment;
•
major litigation; and
•
financial liquidity.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of information should be resolved in favor of materiality, and trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public, or which the investing public has not yet had an opportunity to absorb. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release, an SEC filing or a widely disseminated statement from a senior officer) and the investing public has had time to review, absorb and react to the information fully. As a general rule, information is considered nonpublic through the second full trading day after the information is released.

Persons Covered. The same restrictions that apply to Personnel also apply to family members who reside in the household of any Personnel, anyone else who lives in the household of any Personnel, and any family members who do not live in the household but whose transactions in Company securities are directed by Personnel or are subject to Personnel’s influence or control. This policy also applies to any entities that Personnel influence or control, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for purposes of this policy and applicable securities laws as if they were for Personnel’s own account. Personnel are responsible for making sure that the purchase or sale of any security covered by this policy by any such person or entity complies with this policy.

Transactions Covered. Trading includes gifts, purchases and sales of common and preferred stock, derivative securities such as exchange traded put and call options and convertible debentures or preferred stock, and debt securities (debentures, bonds and notes). Trading also includes certain transactions under Company plans as follows:

•
Stock Option Exercises and Grants. This policy’s trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise. The Company should not generally make option awards to Named Executive Officers (as defined in SEC Regulation S-K) in the four business days before the filing of a periodic report on Forms 10-Q and 10-K as applicable or the filing or furnishing of a Current Report on Form 8-K that discloses material non-public information (including earnings information but excluding a Form 8-K that discloses only the grant of a material new option award) and ending one business day after such triggering event.
•
Restricted Stock Awards and Restricted Stock Units. This policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which Personnel elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The policy does apply, however, to any market sale of the stock once vested.
•
401(k) Plan. This policy’s trading restrictions do not apply to purchases of Company stock in the 401(k) Plan resulting from Personnel’s periodic contribution of money to the plan pursuant to a payroll deduction election. The trading restrictions do apply, however, to elections Personnel may make under the 401(k) Plan to (a) increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against the 401(k) Plan account if the loan will result in a liquidation of some or all of the Company stock fund balance, and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Standards

Below are the statements and standards that collectively comprise this policy. Management will periodically review this policy (at least annually) to ensure that the policy statements and established standards meet the expectations of Management, the Board and regulators, as well as provide adequate controls for mitigating the risks associated with insider activities.

1.
Individual Responsibility. Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities or the securities of other companies while in possession of material nonpublic information. Each person is responsible for making sure that he or she complies with this policy and applicable insider trading laws, and that any family member, household member or entity whose transactions are subject to this policy also comply with this policy. In all cases, the responsibility for determining whether a person is in possession of material non-public information rests with that person, and any action on the part of the Company, the Insider Trading Compliance Officer (the “Compliance Officer”), or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate a person from liability under applicable securities laws.

2.
Administration of the Policy. The employee holding the title of [Chief Financial Officer or Chief Risk Officer] shall serve as the Compliance Officer for purposes of this policy, and the Compliance Officer is responsible for administering this policy. In the Compliance Officer’s absence, another employee designated by the Chief Financial Officer shall be responsible for administration of this policy.

3.
No Trading on Inside Information. Personnel may not trade in the securities of the Company, directly or through family members or other persons or entities, if in the possession of material nonpublic information relating to the Company. In addition, Personnel may not assist anyone to engage in insider trading.

4.
No Tipping. Personnel may not pass material nonpublic information about the Company, or material nonpublic information about another company that was obtained in the course of employment with the Company, on to others or recommend to anyone the purchase or sale of any securities when aware of such information. This practice, known as “tipping”, also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though Personnel did not trade and did not gain any benefit from another’s trading. In addition, Personnel may not assist anyone engaged in tipping.

5.
No Exception for Hardship. The existence of a personal financial emergency does not excuse Personnel from compliance with this Policy.

6.
Blackout and Pre-Clearance Policy. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company’s Board of Directors has adopted this Blackout and Pre-Clearance policy that applies to directors and certain officers subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) (the “Section 16 Filers”), and certain designated employees of the Company (collectively “Covered Persons”) who have access to material nonpublic information about the Company. The Compliance Officer will notify Personnel who are subject to this policy. The policy generally prohibits persons covered by it from trading in the Company’s securities during quarterly blackout periods beginning on the 20th day of the last month of each fiscal quarter and ending after the second full trading day following the release of the Company’s earnings for that quarter and certain event-specific blackouts. In addition to quarterly blackout periods, the Company may also institute event-specific blackout periods in the event of a material corporate development. The Compliance Officer will notify Covered Persons of any event-specific blackout periods. The Company’s Section 16 Filers are subject to the following pre-clearance standards. Section 16 Filers, together with their family members and other members of their household, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, or a gift, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s Compliance Officer. A request for pre-clearance generally should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. In the event the Compliance Officer is a Section 16 Filer, he/she may not trade in Company securities unless the Chief Financial Officer has approved the trade(s) in accordance with the procedures set forth in this policy.

7.
Exception for Approved 10b5-1 Plan. Trades by Covered Persons in the Company’s securities and Company stock repurchases that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this policy or to the restrictions set forth above relating to permitted trading periods. Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan may only be entered into or altered when no quarterly or temporary blackout period is in effect and when Personnel are not in possession of material nonpublic information. Once the plan is adopted, Personnel must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. Additionally, transactions under a 10b5-1plan (other than for the Company) may only begin after a “cooling-off” period. For directors and executive officers, this cooling-off period is the later of (i) 90 days after the adoption or modification of the 10b5-1 plan or (ii) two business days following the filing of a Form 10-Q or Form 10-K, as applicable, for the Company’s financial results for the fiscal quarter in which the 10b5-1 plan was adopted or modified (but in no case can disclosure exceed 120 days following plan adoption or modification). For persons who are not directors or executive officers, this cooling-off period is 30 days after adoption or modification of the10b5-1 plan. The Company requires that all 10b5-1 plans be approved in writing by the Compliance Officer before the 10b5-1 plan is adopted.

Quarterly Blackout Procedures.

Covered Persons and Company stock repurchases are subject to the following blackout standards. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, Covered Persons may not trade in the Company’s securities and the Company cannot conduct stock repurchases during the period beginning on the 20th day of the last month of each fiscal quarter and ending after the second full trading day following the release of the Company’s earnings for that quarter.

Event-Specific Blackouts.

From time to time, the Company may issue an event specific blackout notice when an event may occur that is material to the Company and is known by only a few directors, executive officers, and other Personnel. So long as the event remains material and nonpublic, the Company cannot conduct stock repurchases and the persons who are aware of the event, as well as other Covered Persons may not trade in the Company’s securities, as follows. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. Additionally, as part of the Company’s Pre-clearance standards, during an event-specific blackout, the Compliance Officer will inform any Section 16 filer of the existence of a blackout period, without disclosing the reason for the blackout. Anyone who receives an event-specific blackout notice may not trade on stock as set forth in that notice. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other. The failure of the Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information. Even if a blackout period is not in effect, at no time may Personnel trade in Company securities if aware of material nonpublic information about the Company.

Covered Persons are discouraged from purchasing or selling Company shares within four business days before or after an announcement of a share repurchase plan, or an announcement of any increase in a share repurchase plan by the Company.

Other trading situations.

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, Personnel trading in Company securities is subject to the following additional guidance.

Short-term Trading. Short-term trading of the Company’s securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director or Section 16 Filer who purchases the Company’s securities in the open market may not sell any of the Company’s securities of the same class during the six months following the purchase (or vice versa). In addition, Section 16(b) of the Exchange Act requires disgorgement of any “short-swing” profits (resulting from the sale and purchase, purchase and sale, of Company securities within a six-month period) to the Company. The calculations of short-swing profits under the SEC rules can be complex, and it is possible to recognize a short-swing profit under SEC rules even if a stockholder actually experiences an economic loss.

Short Sales. Short sales of the Company’s securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to see to improve the Company’s performance. For these reasons, Personnel may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery). In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, any director, officer or other employee may not engage in transactions in publicly traded options of the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer, or employee to continue to own the Company’s securities obtained through the Company’s plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and other employees are prohibited from engaging in any such transaction.

Standing and Limit Orders. Standing and limit orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves Personnel with no control over the timing of the transaction. A standing order transaction executed by the broker when Personnel are aware of material nonpublic information may result in unlawful insider trading.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without Personnel consent by the broker if Personnel fail to meet a margin call or by the lender in foreclosure if Personnel default on the loan. A margin or foreclosure sale that occurs when Personnel are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, directors, officers, and other employees are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.